UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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RCM Technologies, Inc.
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RCM Technologies, Inc.
2500 McClellan Avenue
Pennsauken, NJ 08109
Tel: 856.356.4500
Fax: 856.356.4600
www.rcmt.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 14, 2012

To Our Stockholders:

The RCM Technologies, Inc. 2012 Annual Meeting of Stockholders will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, on Thursday, June 14, 2012, at 6:00 p.m. local time.

The purposes of the meeting are to:

1.  Elect a Class A director to serve until his term expires and until his successor is elected and qualified;

2.  Ratify our Audit Committee’s selection of EisnerAmper LLP as our independent accountants for our fiscal year ending December 29, 2012; and

3.  Transact such other business as may properly come before the meeting or any adjournment(s) of the meeting.

We have fixed April 16, 2012 as the record date for determining the stockholders entitled to vote at the meeting.  You are not entitled to notice of, or to vote at, the meeting if you were not a stockholder of record at the close of business on that date.

You are cordially invited to attend the meeting.  Whether or not you expect to attend the meeting in person, please sign, date and promptly return the enclosed proxy to ensure that your shares will be represented at the meeting.  The enclosed envelope requires no postage if mailed within the United States.  Most of our stockholders hold their shares in “street name” through brokers, banks and other nominees and may choose to vote their shares by telephone instead of using the enclosed proxy card.  If you wish to vote by telephone, please follow the instructions on your proxy card.  If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Kevin D. Miller
Secretary

Pennsauken, New Jersey
April 27, 2012

RCM TECHNOLOGIES, INC.

2500 McClellan Avenue
Suite 350
Pennsauken, New Jersey 08109

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JUNE 14, 2012

About this Proxy Statement

Our Board of Directors is soliciting proxies to be used at our 2012 Annual Meeting of Stockholders. The meeting will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103 on Thursday, June 14, 2012, at 6:00 p.m. local time.  This proxy statement, the notice of annual meeting and the form of proxy will be mailed to stockholders beginning on or about April 27, 2012.

VOTING PROCEDURES

Who Can Vote

Only RCM common stockholders at the close of business on the record date, April 16, 2012, may vote at the annual meeting.  You are entitled to cast one vote for each share of RCM common stock that you owned as of the close of business on the record date.  At the close of business on the record date, there were 12,729,815 shares of RCM common stock outstanding.

How You Can Vote

You can vote by:

•                  marking your proxy card, dating and signing it, and returning it in the postage-paid envelope we have provided,

•                  phoning in your vote using the information provided on your voting form, or

•                  attending the meeting and voting in person.

How You Can Revoke Your Proxy or Change Your Vote

You can revoke your proxy at any time before it is voted at the meeting by:

•                  sending a written notice that you have revoked your proxy to our Secretary, Kevin D. Miller, at 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109-4613,

•                  submitting a later-dated proxy card, or

•                  attending the meeting, giving our Secretary written notice of your revocation and voting your shares.

If a bank, broker or other holder of record holds your shares in its name, you must obtain a proxy card executed in your favor from the holder of record to be able to vote your shares at the meeting.

General Information on Voting

A quorum must exist for voting to take place at the meeting.  A quorum exists if holders of a majority of the outstanding shares of our common stock are present at the meeting in person or are represented by proxy at the meeting.

Director nominees are elected by a plurality of the votes cast for the election of directors at the meeting. Thus, the nominees who receive the most votes will be elected as a director.  All other matters to be voted upon at the meeting must be approved by a majority of the votes cast on those matters.

Shares represented by a proxy marked “abstain” or “withheld” on any matter will be considered present at the meeting for purposes of determining whether there is a quorum, but will not be considered as votes FOR or AGAINST that matter.  Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have given the broker the discretionary authority to vote your shares on some but not all matters), will be considered present at the meeting for purposes of determining a quorum but will not be voted on matters as to which there is a “broker non-vote.”  Abstentions and “broker non-votes” will therefore have no effect on the outcome of any vote taken at the meeting.

Shares that have been properly voted and not revoked will be voted at the meeting in accordance with the instructions on your proxy card.  If you sign your proxy card but do not mark your choices, Leon Kopyt or Kevin D. Miller, the persons named on the enclosed proxy card, will vote the shares represented by your proxy card:

•                  FOR the person we nominated for election as director; and

•                  FOR the ratification of our Audit Committee’s selection of EisnerAmper LLP as our independent accountants for our fiscal year ending December 29, 2012.

If any other matters are properly presented at the meeting for consideration, Mr. Kopyt and Mr. Miller will have the discretion to vote on those matters for you.  Currently, we are not aware of any such matters.

Costs of Solicitation

We will pay for preparing, assembling and mailing this proxy statement.  Our directors, officers and employees may solicit proxies through the mails, direct communication or otherwise.  None of our directors, officers or employees will receive additional compensation for soliciting proxies.  We may reimburse brokerage firms and other custodians, nominees or fiduciaries for their reasonable expenses for forwarding proxy and solicitation materials to stockholders.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders to be Held on June 14, 2012

This proxy statement and our 2011 annual report to stockholders are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=08117

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table lists the persons we know to be beneficial owners of at least five percent of our common stock as of April 16, 2012.

Name and Address of Beneficial Owner	Number of Shares	Approximate Percentage of Outstanding Common Stock

Columbia Wanger Asset Management, LLC	1,278,000(1)	10.0%
227 West Monroe Street, Suite 3000
Chicago, IL 60606

Heartland Advisors, Inc.	1,100,000(2)	8.6%
789 North Water Street
Milwaukee, WI 53202

Dimensional Fund Advisors LP	1,085,471(3)	8.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Michael O’Connell	808,741(4)	6.5%
c/o Stonnington Group, LLC
515 S. Figueroa Street, Suite 1100
Los Angeles, CA 90071

(1)       Based on Amendment No. 13 to Schedule 13G, dated February 10, 2012, filed with the Commission by Columbia Wanger Asset Management, LLC (“CWAM”), a registered investment advisor.  The Amendment states that CWAM has sole voting power over 1,045,000 of these shares and sole dispositive power over all of these shares. The Amendment also states that Columbia Acorn Trust holds 5.0% of RCM’s outstanding common stock, which is included in amount owned by Columbia Wanger Asset Management, LLC.

(2)       Based on Amendment No. 14 to Schedule 13G, dated February 10, 2012, filed with the Commission. The Amendment states that Heartland Advisors, Inc., a registered investment advisor, and William J. Nasgovitz have shared voting and dispositive power as to all of these shares.  The Heartland Value Fund, an account managed by Heartland Advisors, Inc., owns all of these shares.  Mr. Nasgovitz disclaims beneficial ownership of these shares.

(3)       Based on Amendment No. 12 to Schedule 13G, dated February 10, 2012, filed with the Commission. The Amendment states that Dimensional Fund Advisors LP has sole voting power over 1,070,552 of these shares and sole dispositive power as to all of these shares. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares, which are held by four investment companies to which Dimensional Fund Advisors LP provides investment advice.

Security Ownership of Certain Beneficial Owners (Continued)

(4)       Based on Amendment No. 1 to Schedule 13D, dated February 3, 2012, filed with the Commission by IRS Partnership No. 19, L.P. (“IRS 19”), The Leonetti/O’Connell Family Foundation (the “Foundation”), M2O, Inc. (“M2O”), The Michael F. O’Connell and Margo L. O’Connell Revocable Trust (the “Trust”), Michael O’Connell (“Mr. O’Connell” and, collectively with IRS 19, the Foundation, M2O and the Trust, the “O’Connell Entities”), Stonnington Group, LLC (“Stonnington”), Christopher Kiper (“MR. Kiper”) and Bradley Vizi (Mr. “Vizi”). The Amendment states that IRS 19, M2O, the Trust and Mr. O’Connell may be deemed to have the shared voting and dispositive power over the 537,367 shares owned by IRS 19, that the Foundation and Mr. O’Connell may be deemed to have shared voting and dispositive power over 271,374 shares owned by the Foundation, and that all of such entities may be deemed to beneficially own the shares beneficially owned for such purposes by the othersThe Amendment also states that Stonnington, a registered investment advisor, exclusively manages IRS 19’s and the Foundation’s investment in Common Shares under an investment advisory agreement with Stonnington pursuant to which Mr. Kiper and Mr. Vizi on behalf of Stonnington manage such investment.  As a result, Stonnington, Mr. Kiper and Mr. Vizi may be deemed to have shared dispositive power with respect to the 808,741 shares held by IRS 19 and the Foundation.  Mr. Kiper and Mr. Vizi, respectively, also have sole voting and dispositive power over 22,000 and 1,000 shares.  IRS 19, M2O and the Trust disclaim beneficial ownership of the shares owned by the Foundation. The Foundation disclaims beneficial ownership of the shares owned by IRS 19.  The O’Connell Entities disclaim beneficial ownership of the shares held by the other Reporting Persons. Each of Stonnington, Mr. Kiper and Mr. Vizi disclaims beneficial ownership of the shares held by each other.

Security Ownership of Management

The following table lists the number of shares of our common stock beneficially owned, as of April 16, 2012, by each director and director nominee, each of our executive officers, certain members of our senior management, and by our directors, nominees and executive officers as a group.  In general, beneficial ownership includes those shares a person has the power to vote or transfer, as well as shares owned by immediate family members who live with that person.

Name	Number of Shares	Approximate Percentage of Outstanding Common Stock
Leon Kopyt(1)	603,157	4.7%
Robert B. Kerr(2)	72,727	*
Richard D. Machon(3)	10,000	*
Lawrence Needleman(4)	20,000	*
S. Gary Snodgrass(5)	10,000	*
Kevin D. Miller(6)	440,006	3.4%
Rocco Campanelli(7)	119,584	*
Michael Saks(8)	30,784	*
All directors and executive officers as a group (8 persons)(9)	1,306,258	9.9%

*                 Represents less than one percent of our outstanding common stock.

(1)             Includes 150,000 shares issuable upon the exercise of options under our stock option plans.

(2)             Includes 30,000 shares issuable upon the exercise of options under our stock option plans.

(3)             Includes 10,000 shares issuable upon the exercise of options under our stock option plans.

(4)             Includes 19,000 shares issuable upon the exercise of options under our stock option plans.

(5)             Includes 10,000 shares issuable upon the exercise of options under our stock option plans.

(6)             Includes 75,000 shares issuable upon the exercise of options under our stock option plans.

(7)             Includes 75,000 shares, issuable upon the exercise of options under our stock option plans.

(8)             Includes 30,000 shares, issuable upon the exercise of options under our stock option plans.

(9)             Includes 399,000 shares issuable upon the exercise of options under our stock option plans.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes.  There is one Class A director, two Class B directors and two Class C directors.  Directors are elected to staggered three-year terms and serve until their successors have been elected and qualified.

The term of our current Class A director, Richard D. Machon, will expire at this year’s annual meeting.   The Class B directors, Robert B. Kerr and Lawrence Needleman, will serve until the annual meeting in 2013.  The Class C directors, Leon Kopyt and S. Gary Snodgrass, will serve until the annual meeting in 2014.

Board Independence

The Board of Directors has determined that Robert B. Kerr, Richard D. Machon, Lawrence Needleman and S. Gary Snodgrass are “independent directors” as defined in Marketplace Rule 4200(a)(15) of the NASDAQ Stock Market LLC.  In this Proxy, these four directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”

The Class A director will be elected at this year’s annual meeting to serve for a three-year term expiring at our annual meeting in 2015.  Richard D. Machon has been nominated to serve as Class A director.  Mr. Machon has consented to serve a term on our Board of Directors.  The persons named as proxy holders on the enclosed proxy card, Mr. Kopyt and Mr. Miller, intend to vote FOR the election of Mr. Machon unless you mark a contrary instruction on your proxy card.  Unless you indicate otherwise on your proxy card, if Mr. Machon is unable to serve as a director at the time of this year’s annual meeting, Mr. Kopyt or Mr. Miller will vote FOR the election of another person that the Board may nominate in his place.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF RICHARD D. MACHON AS CLASS A DIRECTOR.

Nominees for Election as Director

Class A Director Nominee

Richard D. Machon, Director since 2010, age 65

Mr. Machon has been providing independent consulting services to major utilities through Machon & Associates since 2000.  Prior to his employment as an independent consultant, Mr. Machon held a number of key management positions at Tennessee Valley Authority, Portland General Electric, Impell and Boston Edison.  Mr. Machon has also served as Senior Vice President of Operations at PSEG from 2008 to 2010 and as Nuclear Chief Operating Officer at Ontario Power Generation from 1997 to 2000.

Mr. Machon’s extensive experience as an executive in the Power Systems industry facilitates his valuable insight in general and, more specifically, his contributions regarding industry contacts, project proposals, contract negotiations, project management and related matters.

Current Board Members

Class B Directors – terms expiring in 2013

Robert B. Kerr, Director since 1994, age 69

Mr. Kerr was a founding partner of Everingham & Kerr, Inc., a merger & acquisition consulting firm which started in 1987.  The company, formerly located in Haddon Heights, New Jersey, served small and medium-sized manufacturing, distribution and service businesses.  Mr. Kerr retired from Everingham & Kerr, Inc. in 2008.

Mr. Kerr’s extensive experience as a former CPA, entrepreneur and advisor on hundreds of mergers and acquisitions facilitates his valuable insight in general and, more specifically, his contributions regarding mergers and acquisitions, capital structure and his leadership as Chairman of our Audit Committee.

Lawrence Needleman, Director since 2007, age 70

Mr. Needleman is founding member of a financial services, consulting and tax practice located in Richboro, PA, which has been in operation since 1987.  He is a member of Accreditation Council for Accountancy and Taxation and is an Enrolled Tax Agent in the Commonwealth of Pennsylvania.

Mr. Needleman’s extensive experience as a CPA, financial and tax advisor and entrepreneur facilitates his valuable insight in general and, more specifically, his contributions regarding financial and tax matters.

Class C Directors – terms expiring in 2014

Leon Kopyt, Director since 1991, age 67

Mr. Kopyt has been our President, Chief Executive Officer and Chairman of the Board since 1992. Previously, Mr. Kopyt served as our Chief Financial Officer and Treasurer from 1992 to 1994, and as our Chief Operating Officer from May 1990 to January 1992.

Mr. Kopyt’s extensive experience in leading the Company in an executive capacity for twenty-one years makes Mr. Kopyt, in the collective opinion of the Board, the ideal person to Chair the Board.

S. Gary Snodgrass, Director since 2010, age 60

Mr. Snodgrass retired from Exelon Corporation in 2007 after ten years of employment as Executive Vice President and Chief Human Resources Officer.  Prior to joining Exelon, Mr. Snodgrass was employed by USG Corporation as Vice President of Human Resources from 1973 to 1997.  Since 2008, Mr. Snodgrass has been President of the Snodgrass Family Foundation and since 2011, City Commissioner of St. Augustine Beach, Florida.

Mr. Snodgrass’s extensive experience as a human resources executive facilitates his valuable insights in general and, more specifically, his contributions regarding human resources operational initiatives and issues.

OUR EXECUTIVE OFFICERS

The following table lists our executive officers.  Our Board elects our executive officers annually for terms of one year and may remove any of our executive officers with or without cause.

Name	Age	Position
Leon Kopyt	67	Chairman, Chief Executive Officer, President and Director
Kevin D. Miller	45	Chief Financial Officer, Treasurer and Secretary
Rocco Campanelli	61	Executive Vice President
Timothy Brandt	51	Group Senior Vice President
Michael Saks	55	Senior Vice President

The business experience of Mr. Kopyt is summarized in “Proposal 1 – Election of Directors.”

Kevin D. Miller has served as a Chief Financial Officer, Secretary and Treasurer since October 2008.  From July 1997 until September 2008, he was Senior Vice President of RCM.  From 1996 until July 1997, Mr. Miller served as an Associate in the corporate finance department of Legg Mason Wood Walker, Incorporated. From 1995 to 1996, Mr. Miller was a business consultant for the Wharton Small Business Development Center.  Mr. Miller previously served as a member of both the audit and corporate finance groups at Ernst & Young LLP.

Rocco Campanelli has served as an Executive Vice President of RCM since June 1999.  From September 1995 until June 1999, Mr. Campanelli served as a Senior Vice President of RCM and our General Manager of Professional Engineering.  Previously, Mr. Campanelli was a Senior Vice President of Operations and Marketing for Cataract, Inc., a business we acquired in August 1995.  From the time he joined Cataract in 1988 until August 1995, Mr. Campanelli held the position of Northeast Regional Manager and Vice President of Operations.

Timothy Brandt has served as a Group Senior Vice President of RCM since October 2011.  From December, 2002 until joining RCM, Mr. Brandt held positions of increasing responsibility for Kforce and Pinkerton Computer Consultants (acquired by Kforce in 2006), ending his tenure in the position of Market President.  Mr. Brandt has 20 years of senior leadership experience in IT consulting and solutions including positions with FYI Systems, Paragon Computer Professionals and Computer Systems Development.  Mr. Brandt’s professional experience started at Xerox Corporation, where he held positions in Sales, Sales Training and Sales Management over a 9 year period starting in 1984.

Michael Saks has served as Senior Vice President and General Manager of RCM’s Health Care Services Division since May 2007.  From January 1994 until May 2007 he was the Vice President and GM of RCM Health Care.  Prior to joining RCM, Mr. Saks served as a corporate executive at MS Executive Resources, MA Management and Group 4 Executive Search.  Mr. Saks has over 29 years of executive management, sales and recruiting experience.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy.  The Committee seeks to ensure that the total compensation paid to the executives is fair, reasonable and competitive.  Generally, the types of compensation and benefits provided to our executives, including the named executive officers, are similar to those provided to other executive officers.

Throughout this proxy statement, each of the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2011, as well as the other individuals included in the Summary Compensation Table on page 14, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward strong annual operating performance by the Company.  Where named executive officers focus specifically on one or more areas of the Company’s business, the Committee believes that a substantial portion of the cash incentive portion of their compensation should focus on those areas.  For the Chief Executive Officer and Chief Financial Officer, the cash incentive portion of their compensation is substantially focused on overall Company financial performance, as the Committee believes that their incentive compensation should be aligned with their focus on overseeing the totality of the Company’s operations.  Where appropriate, the Committee also considers the achievement of the specific annual, long-term and strategic goals by the Company, and in such cases seeks to align executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value.  The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.  To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should generally include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions regarding the compensation of the Chief Executive Officer, Chief Financial Officer and the other named executive officers.  In the case of named executive officers other than the Chief Executive Officer and the Chief Financial Officer, the Compensation Committee receives recommendations from the Chief Executive Officer regarding their compensation.  Additionally the Committee receives recommendations from the Chief Executive Officer regarding equity awards to all elected officers of the Company.

The Chief Executive Officer annually reviews the performance of each executive (other than the Chief Executive Officer and the Chief Financial Officer whose performance is reviewed solely by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee.  The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Functions of the Compensation Committee

The Committee’s primary functions include:

•                  reviewing, approving and determining the salaries, annual incentive awards, bonuses and other benefits of RCM’s directors and executive officers,

•                  recommending to RCM’s Board amendments to existing stock option plans and the adoption of new stock option plans,

•                  negotiating, reviewing, approving and determining the adoption of, or amendments to, any compensatory plans, arrangements or agreements between RCM and its executives, and

•                  establishing and reviewing management perquisites.

Components of Compensation

The Committee generally structures RCM executives’ compensation through a combination of the following:

•                  Base Salary: As a general rule, the Committee establishes base salaries for RCM’s executives based upon the individual’s performance and contribution to RCM.  The Committee takes into account base salaries of executives in comparable positions in companies similar to RCM. Some of RCM’s executives are parties to employment agreements.  The salaries of those executives are based on their agreements.

•                  Annual Incentive Compensation: The Committee provides annual incentive awards to RCM’s executives to reward their contributions to RCM. Generally, the Committee believes that the best metric for overall financial performance is either earnings before interest, taxes, depreciation and amortization (“EBITDA”) or operating income.  As discussed in more detail below under “2011 Compensation,” Mr. Kopyt’s annual incentive award was based solely on RCM’s EBITDA. Mr. Miller’s annual incentive award is generally determined based on a combination of EBITDA and certain other factors at the discretion of the Chief Executive Officer and the Committee but in 2011 his annual incentive award was based solely on RCM’s EBITDA. Other factors may include productivity goals such as organization leadership, mentoring and training of administrative staff, and meeting applicable financial and regulatory filing requirements. The annual incentive awards of all other executives are determined based on RCM’s operating income and certain other factors at the discretion of the Chief Executive Officer, based on the guidelines established by the Committee.

•                  Long-Term Incentive Compensation: The Committee periodically considers granting stock options and other RCM securities to RCM executives.  Any such awards are designed to align the interests of each RCM executive with those of the stockholders, and provide each executive with a significant incentive to manage RCM from the perspective of an owner with an equity stake in the business.  When made, awards typically permit executives to acquire RCM’s common stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (usually up to ten years).  The awards provide a return to the executive only if the market price of the shares appreciates over the option term.  No such awards were made in fiscal 2011.

Components of Compensation (Continued)

In considering any potential grant of an equity award, the Committee would consider each executive’s:

•                  position with RCM,

•                  potential for future responsibility over the option term,

•                  performance in recent periods, and

•                  current holdings of RCM stock and options.

The Committee believes that RCM’s financial performance is a better indicator of executive achievement than its stock price.  The Committee examines a number of financial indicators in assessing RCM’s performance, including:

•                  net sales,

•                  operating income,

•                  net income, and

•                  earnings per share.

The Committee does not base compensation decisions upon any precise formula or accord any one factor greater weight than the other factors.

2011 Compensation

•                  Base Salary:  For 2011, Mr. Kopyt, Mr. Miller and Mr. Campanelli received increases to their base salaries of $60,000, $30,000 and $25,000, respectively, on January 1, 2011, increasing their base salaries from $600,000 to $660,000, $300,000 to $330,000 and $275,000 to $300,000, respectively.  These increases were intended to bring their salaries more in line with what the Committee believes to be the standards in the industry, though no formal studies were made of either area.

•                  Annual Incentive Compensation/Bonus: Messrs. Kopyt, Miller, Campanelli, Gargano and Saks were eligible to receive annual cash incentive compensation based on the achievement of certain goals established by the Compensation Committee in late 2010.

Mr. Kopyt’s overall compensation, which is called for by his employment agreement, reflects his high level of policy and decision-making authority and his level of responsibility with respect to RCM’s strategic direction and financial and operational results.

For Mr. Kopyt, these goals were based on overall Company financial performance, measured by the Company’s EBITDA.  The Committee has chosen EBITDA as the appropriate measure for use as a performance goal as it closely correlates to cash flow.  Mr. Kopyt was entitled to receive incentive compensation equal to 2.0% of the Company’s EBITDA for fiscal year 2011.  These levels were chosen because the Committee believes the percentages when applied to EBITDA will adequately compensate Mr. Kopyt with respect to the compensation philosophy described above.  Accordingly, Mr. Kopyt received incentive compensation payment for 2011 of $165,360.  This payment represented 25.1% of his annual base salary.

2011 Compensation (Continued)

For Mr. Miller, these goals were based on overall Company financial performance, measured by the Company’s EBITDA.  The Committee has chosen EBITDA as the appropriate measure for use as a performance goal as it closely correlates to cash flow.  Mr. Miller received annual incentive compensation equal to 1% of the Company’s EBITDA for fiscal year 2011.  These levels were chosen because the Committee believes the percentages when applied to EBITDA will adequately compensate Mr. Miller with respect to the compensation philosophy described above.  Accordingly, Mr. Miller received annual incentive compensation payment for 2011 of $82,860.  This payment represented 25.1% of his annual base salary.

The Company’s operating vice presidents are entitled to receive incentive compensation based on the achievement by their operating business units with respect to specific financial measures established prior to, or early in, each fiscal year.  The Committee believes that linking the performance of the unit managers to their units provides them an incentive to maximize the financial performance of the areas of the Company’s business for which they are directly responsible.

Subject to occasional modification, the methodology for structuring these incentive compensation goals and potential awards is as follow:  For each pre-determined financial measure, minimum, target and maximum levels are set.  Specified bonuses are established for achievement of the minimum and target levels.  For achievement over target, the operating managers are entitled to receive an additional amount consisting of a predetermined percentage of the excess over the established target level, up to an established maximum payment.  This is done to give incentive to the manager to exceed his target and be rewarded for growth.

Mr. Campanelli was entitled to receive annual incentive compensation based on the achievement of the Company’s Engineering and Healthcare business units.  Minimum targets were based on the achievement of certain percentages of budgeted financial performance.  Thus, Mr. Campanelli received annual incentive compensation of $121,688 with respect to the Engineering unit and $0 with respect to the Healthcare unit for a total incentive compensation of $121,688.  Mr. Campanelli did not receive annual incentive compensation associated with the Health Care unit because that unit did not meet its financial objectives in 2011.

Mr. Brandt is Group Senior Vice President of the Company’s IT Consulting Division.  Mr. Brandt received a discretionary bonus of $25,000 for 2011.  The Committee determined that a discretionary bonus was warranted to reward and incent Mr. Brandt for his work in a very demanding position.

Mr. Saks is Senior Vice President of the Company’s Health Care Division.  Minimum targets are based on the achievement of certain percentages of budgeted financial performance.  Mr. Saks received annual incentive compensation of $74,375 for 2011.

•                  Long-Term Incentive Compensation:  As discussed above, the Committee from time to time considers the granting of equity awards to the named executive officers.  No options to purchase our common stock or restricted shares of common stock were granted to our executive officers or members of our senior management during our fiscal year ended December 31, 2011.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the amount of executive compensation RCM may deduct for federal income tax purposes.  In general, Section 162(m) only allows a publicly held corporation to deduct up to one million dollars per year of compensation paid to certain executives.  The executives whose compensation is subject to limitation under Section 162(m) are those executives who, as of the close of a corporation’s taxable year, are either the chief executive officer (or an individual acting in such capacity), or an executive whose compensation is required to be reported to stockholders under the Securities Exchange Act of 1934 by reason of that executive being among the four highest compensated officers of a corporation for the taxable year (other than the chief executive officer).  Performance-based compensation is not, however, subject to this deduction limitation if it meets certain requirements.  One of the requirements is that performance-based compensation be payable only on the attainment of performance goals that have been approved by a corporation’s stockholders.  Compensation attributable to the exercise of options that are granted with an exercise price at or above the fair market value of the stock subject to the option under a stockholder-approved stock option plan meeting certain requirements is also qualified as performance-based compensation.  The compensation committee has generally attempted to structure the compensation it pays to RCM’s executives subject to Section 162(m) so that compensation that would exceed the one million dollar limitation otherwise imposed under Section 162(m) will qualify for the exemption noted above for performance-based compensation.

Summary Compensation Table

The following table lists, for our fiscal years ended December 31, 2011, January 1, 2011 and January 2, 2010, cash and other compensation paid to, or accrued by us for, our chief executive officer, our chief financial officer and each of the persons who, based upon total annual salary, annual incentive compensation and bonus, was one of our other three most highly compensated executives during the fiscal year ended December 31, 2011.

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	Option Awards(1)	All Other Compensation(2)	Total

Leon Kopyt	2011	$660,000	--	$165,360	--	$39,974	$865,334
President and CEO	2010	$625,000	--	$210,927	--	$50,134	$886,061
	2009	$625,000	--	$259,246	$74,010	$49,771	$1,008,027

Kevin D. Miller	2011	$330,000	--	$82,680	--	$32,431	$445,111
CFO, Treasurer and	2010	$300,000	--	$52,732	--	$31,457	$384,189
Secretary	2009	$300,000	$23,728	$64,811	$49,340	$29,280	$467,159

Rocco Campanelli	2011	$300,000	--	$121,688	--	$22,844	$444,532
Executive Vice President	2010	$275,000	--	$207,328	--	$22,219	$504,547
	2009	$250,000	--	$130,000	$24,670	$21,374	$426,044

Timothy Brandt	2011	$46,154	$25,000	--	--	$2,768	$73,922
Group Sr. Vice President

Michael Saks	2011	$175,000	--	$74,375	--	$20,362	$269,737
Senior Vice President	2010	$175,000	--	$130,000	--	$20,882	$325,882
	2009	$175,000	--	$118,920	$14,802	$17,631	$326,353

(1)  These amounts are based upon the grant date fair value of the option awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in determining the amounts in the column are set forth in note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Commission.

(2)  This amount represents (i) premiums in the amount of $219 we paid in 2011 for life and disability insurance on each of the officers named in this table except Timothy Brandt whom the Company paid $12; (ii) premiums we paid during our 2011 for medical and dental insurance on each of the officers named in this table as follows: Leon Kopyt: $15,916; Kevin Miller: $16,359; Rocco Campanelli: $10,000; Timothy Brandt: $1,371; and Michael Saks: $8,718; (iii) matching contributions in the amount of $625 that were made for the 2011 fiscal year for Kevin Miller, Rocco Campanelli, Timothy Brandt and Michael Saks in accordance with RCM’s retirement savings plan adopted pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended; and (iv) the following approximated amounts for Company leased automobiles or monthly automobile allowances and related expenses:  Leon Kopyt: $23,839, Kevin Miller: $15,228, Rocco Campanelli: $12,000; Timothy Brandt: $1,385; and Michael Saks: $10,800.

During our 2011 and 2010 fiscal years, certain of the officers named in this table received personal benefits not reflected in the amounts of their respective annual salaries or bonuses. The dollar amount of these benefits did not, for any individual in any fiscal year, exceed $10,000.

Grants of Plan Based Awards

No options to purchase our common stock or restricted shares of common stock were granted to our executive officers or members of our senior management during our fiscal year ended December 31, 2011. We have never granted any stock appreciation rights.  As discussed above, cash incentive plan compensation was paid to certain of our named executive officers during the fiscal year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding options to purchase shares of common stock as of December 31, 2011.

	Option Awards
	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration	Option Vesting
Name	Exercisable	Unexercisable	Price	Date	Date

Leon Kopyt	50,000	--	$3.95	8/5/2013	8/5/2004
	100,000	--	$4.40	6/27/2015	6/27/2006

Kevin D. Miller	25,000	--	$3.95	8/5/2013	8/5/2004
	50,000	--	$4.40	6/27/2015	6/27/2006

Rocco Campanelli	25,000	--	$3.95	8/5/2013	8/5/2006
	50,000	--	$4.40	6/27/2015	6/27/2008
	--	25,000	$1.73	7/8/2019	7/8/2012

Timothy Brandt	--	--	--	--	--

Michael Saks	15,000	--	$4.40	6/27/2015	6/27/2008
	15,000	--	$4.91	12/27/2015	12/27/2008
	--	15,000	$1.73	7/8/2019	7/8/2012

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Lawrence Needleman (Chair)

Robert B. Kerr

Richard D. Machon

S. Gary Snodgrass

Compensation of Directors

Our employee directors do not receive any compensation for serving on our Board or its committees, other than the compensation they receive for serving as employees of RCM.

The Board of Directors has approved a compensation package for non-employee directors, which became effective in July 2009.  Under the arrangement, each non-employee director receives a retainer fee of $36,000 per year as compensation for service on the Board.  In addition to the retainer fee, each eligible non-employee director is paid meeting attendance fees of $750 for each Board meeting and $300 for each Committee meeting in excess of four that is held on a date other than the date of a Board meeting.

All employee and non-employee directors also are eligible to receive equity awards.  No equity awards were issued to any Directors in 2011.

The following table lists cash and other compensation paid to, or accrued by us for, our Board of Directors for our fiscal year ended December 31, 2011.

Director Compensation Table

Name and Principal Position	Fees Earned Or Paid In Cash	Option Awards(1)	All Other Compensation	Total
Robert B. Kerr	$36,750	-	-	$36,750
Richard D. Machon(2)	$36,750	-	$30,000	$66,750
Lawrence Needleman	$36,750	-	-	$36,750
S. Gary Snodgrass	$36,750	-	-	$36,750

(1)       These amounts are based upon the grant date fair value of the option awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in the column are set forth in Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Commission.  As of December 31, 2011, each director has the following number of options outstanding: Robert B. Kerr: 30,000; Richard D. Machon: 10,000; Lawrence Needleman: 19,000; S. Gary Snodgrass: 10,000.

(2)       Mr. Machon from time to time provides consulting services to the Company or for clients of the Company through Mr. Machon’s company, Machon & Associates.  The Company paid Machon & Associates approximately $30,000 during fiscal 2011.

Compensation of Directors (Continued)

Leon Kopyt, the Company’s Chairman and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as director.  The compensation received by Mr. Kopyt as employee of the Company is shown in the Summary Compensation Table on page 14.

Employment Agreement for Mr. Kopyt

On November 30, 1996, the Company entered into an Amended and Restated Employment Agreement with Mr. Kopyt, the Company’s Chief Executive Officer and President (the “Employment Agreement”). The Employment Agreement was subsequently amended on December 12, 2007. The Employment Agreement is for a rolling term of three years, which automatically extends for an additional one-year period on February 28 of each year. The current term is until February 28, 2015. The Employment Agreement provides that Mr. Kopyt’s compensation and benefits will be determined by the Compensation Committee of the Board each calendar year; provided, that such compensation and benefits will not be less than his initial compensation and benefits as set forth in the Employment Agreement. Currently, Mr. Kopyt has an annual base salary of $660,000, a bonus opportunity tied to the Company’s EBITDA, as described elsewhere in this proxy statement, and is entitled to receive customary benefits provided to other employees of the Company, as well as the Company provides Mr. Kopyt with the use of a Company car. In addition, the Employment Agreement provides that the Company is required to pay the premium for a term life insurance policy in the amount of not less than $200,000, which insures the life of Mr. Kopyt and is payable one-half to his designated beneficiary and the other one-half to the Company, and the Company will pay the cost of the medical insurance premium for Mr. Kopyt and his family..

Under the Employment Agreement, in the event that Mr. Kopyt’s employment terminates due to his death, his beneficiary (or estate) will be entitled to receive a lump sum cash payment equal to six months of his base salary rate in effect at the time of his death. If the Company terminates Mr. Kopyt without “good and sufficient cause” (as defined in the Employment Agreement), he will be entitled to receive a lump sum cash payment equal to three times the sum of his then base salary and the maximum bonus amount that he was eligible to receive during the most recently completed fiscal year. In addition, (1) all of Mr. Kopyt’s stock options that are unvested (if any) will vest immediately; (2) for the three year period following his termination date, Mr. Kopyt will be reimbursed for the monthly premium cost he pays for health insurance coverage for himself and his family under the Company’s health plan, less the amount he was required to pay for such coverage immediately prior to his termination of employment, plus an additional monthly amount to gross-up for taxes on such monthly reimbursement; and (3) he will be entitled to receive a lump sum cash payment equal to the three year aggregate value of continuing the life and disability coverage, long-term insurance and automobile lease, and other employee benefits he participated in immediately prior to his termination of employment, plus an additional amount to gross-up for taxes on such payment (collectively, the “Other Severance Benefits”). In addition, if Mr. Kopyt receives “parachute payments” that result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the Company will pay the excise tax and other related taxes for which he is responsible as a result of receiving payments and benefits in connection with a Change in Control. The Employment Agreement also provides that if any amounts payable to Mr. Kopyt under the Employment Agreement must be delayed because of Section 409A of the Internal Revenue Code, the Company is required to fund such amounts in a rabbi trust and to pay interest on the delay of such amounts at an annual rate equal to the prime rate as of the date of his employment termination.

The Employment Agreement also protects the Company’s proprietary information and includes restrictive covenants relating to competition and solicitation for a period of 12 months after his employment termination.

Employment Agreement for Mr. Kopyt (Continued)

In the event that Mr. Kopyt’s employment had terminated due to his death as of December 31, 2011, then, under the Employment Agreement, his beneficiary (or estate) would have been entitled to a lump sum cash payment of approximately $330,000. If Mr. Kopyt had been terminated other than for good and sufficient cause as of December 31, 2011, then, under the Employment Agreement, he would have been entitled to a cash termination payment of approximately $2,476,080 and Other Severance Benefits of approximately $374,870.

Change in Control and Termination of Employment Arrangements for Mr. Kopyt

On March 18, 1997, the Company entered into a Second Amended and Restated Termination Benefits Agreement with Mr. Kopyt, effective as of December 30, 1993 (the “Benefits Agreement”). The Benefits Agreement was subsequently amended on December 12, 2007. Pursuant to the Benefits Agreement, following a Change in Control (as defined in the Benefits Agreement), the Employment Agreement will be extended for a term of five years from the date of the Change in Control (the “Extended Term”). During the Extended Term, if Mr. Kopyt’s employment is terminated by the Company other than for good and sufficient cause (as defined in the Employment Agreement) or by Mr. Kopyt for “good reason” (as defined in the Benefits Agreement), then he will be entitled to (1) a lump sum cash payment equal to his salary and bonus for the remainder of the Extended Term, which bonus will be based on the maximum bonus amount that he was eligible to receive during the most recently completed fiscal year and (2) the Other Severance Benefits. The Benefits Agreement contains the same parachute payment gross-up obligation and rabbi trust funding and interest obligation for severance benefits that are delayed because of Section 409A of the Internal Revenue Code as set forth in the Employment Agreement.

If Mr. Kopyt’s employment is terminated by the Company following a Change in Control for any reason other than for good and sufficient cause, the non-disclosure, non-competition and non-solicitation covenants in the Employment Agreement will be void.

If Mr. Kopyt’s employment had terminated other than for good and sufficient cause or because of good reason on December 31, 2011, and a Change in Control had occurred on such date, Mr. Kopyt would have been entitled to the following payments and benefits under the Benefits Agreement: cash termination payments of approximately $4,126,800, Other Severance Benefits of approximately $374,870 and excise tax reimbursements of approximately $1,857,961.

Severance Agreement for Mr. Kopyt

On June 10, 2002, the Company entered into a severance agreement with Mr. Kopyt, which was subsequently amended on December 12, 2007 (the “Severance Agreement”). The Severance Agreement provides for certain payments to be made to Mr. Kopyt if his employment with the Company is terminated other than for cause (as defined in the Severance Agreement) or by Mr. Kopyt for good reason (as defined in the Benefits Agreement), but which also includes the ability for Mr. Kopyt to terminate his employment under the Severance Agreement on account of good reason if he voluntarily terminates his employment with the Company for any reason within the one-month period following the first anniversary of a Change in Control (as defined in the Benefits Agreement). In addition, Mr. Kopyt will be entitled to benefits under the Severance Agreement if he voluntarily terminates employment for any reason on account of retirement. Mr. Kopyt will also be entitled to severance benefits under the Severance Agreement if the Employment Agreement is not renewed. Amounts payable to Mr. Kopyt under the Severance Agreement would be offset and reduced by any amounts received by Mr. Kopyt after his termination of employment under his Employment Agreement and Benefits Agreement, which are supplemented and not superseded by the Severance Agreement.

Severance Agreement for Mr. Kopyt (Continued)

If Mr. Kopyt’s employment was terminated for a reason covered by the Severance Agreement, then he will be entitled to (1) a lump sum cash payment equal to one-sixth (1/6th) of his then base salary plus the maximum bonus amount that he was eligible to receive during the most recently completed fiscal year, multiplied by the number of years (or partial years) he has been employed by the Company and (2) the Other Severance Benefits. In addition, all stock options held by Mr. Kopyt will remain exercisable for the remainder of their original term.  The Severance Agreement contains the same parachute payment gross-up obligation and rabbi trust funding and interest obligation for severance benefits that are delayed because of Section 409A of the Internal Revenue Code as set forth in the Employment Agreement.

If Mr. Kopyt’s employment had terminated for a reason covered by the Severance Agreement as of December 31, 2011, then under the terms of the Severance Agreement, he would have been entitled to a cash termination payment of approximately $2,888,760 and Other Severance Benefits of approximately $374,870. In addition, if such payments under the Severance Agreement were considered “parachute payments” in connection with a Change in Control that result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, Mr. Kopyt also would have been entitled to excise tax reimbursements of approximately $1,238,941. If Mr. Kopyt is entitled to also receive severance benefits under the Employment Agreement or the Benefits Agreement, the amounts payable under the Severance Agreement will be reduced by the amounts payable to Mr. Kopyt under such other agreements.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

We believe that, during our fiscal year ended December 31, 2011, our executive officers and directors made all required filings under Section 16(a) of the Securities Exchange Act on a timely basis.  Our belief is based solely on:

•                  our review of copies of forms filed pursuant to Section 16(a) and submitted to us during and with respect to our fiscal year ended December 31, 2011 and

•                  representations from the Company’s directors, executive officers and beneficial owners of more than 10% of our Common Stock that they have complied with all Section 16(a) filing requirements with respect to 2011.

BOARD MEETINGS AND COMMITTEES

Our Board of Directors has an executive committee, an audit committee and a compensation committee. The committees report their actions to the full Board at the Board’s next regular meeting.  The following table shows on which of our Board’s committees each of our directors served.

Our Board of Directors held five meetings in the fiscal year ended December 31, 2011. The Company does not have a specific written policy with regard to attendance of directors at our annual meetings of stockholders, although board member attendance is strongly encouraged. Each of our five directors attended all Board meetings, including the 2011 Annual Meeting, and all meetings of the committees on which each director served. At each meeting of the Board of Directors, there was an executive session attended only by the Independent Directors.

Committee
Board Member	Executive	Audit	Compensation
Leon Kopyt	X
Robert B. Kerr		X	X
Richard D. Machon			X
Lawrence Needleman		X	X
S. Gary Snodgrass		X	X

General Duties of Each Committee

The general duties of each committee are as follows:

Executive Committee

•                  Acts on behalf of our Board between meetings of the Board.

•                  Met five times during our fiscal year ended December 31, 2011.

Audit Committee

The Board of Directors has adopted a written Audit Committee Charter.  A copy of the Audit Committee Charter is posted on our website under “Investors - Corporate Governance.”

•                  Reviews our financial and accounting practices, controls and results, reviews the scope and services of our auditors and appoints our independent auditors.

•                  Met four times during our fiscal year ended December 31, 2011.

•                  See “Report of the Audit Committee” below.

•                  Review and approve related parties transactions.

Compensation Committee

•                  Determines the compensation of our officers and employees.

•                  Administers our stock option plans.

•                  Met five times during our fiscal year ended December 31, 2011.

•                  See “Compensation Committee Report” above.

Independence of Committees

The Board of Directors has determined each member of the Audit Committee and the Compensation Committee of the Board meets the independence requirements applicable to members of those committees as prescribed by the NASDAQ Stock Market, LLC, the Commission and the Internal Revenue Service.  The Board of Directors has further determined that Robert B. Kerr, Chair of the Audit Committee, is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Commission.

Director Nominations

The Board of Directors does not have a separate nominating committee.  Nominees for election to the Board of Directors are selected by a majority of our Independent Directors.  The Independent Directors do not have a charter relating to the nominating process.  They seek nominees with the highest personal and professional character and integrity, who possess appropriate characteristics, skills, experience, diversity of background and time to make a significant contribution to the Board of Directors, the Company and its stockholders.  With respect to their consideration of diversity of background, the Independent Directors do not have a formal policy of assessing diversity with respect to any particular qualities or attributes.

The Independent Directors consider recommendations for nominations from a variety of sources, including directors, business contacts, legal counsel, community leaders and members of management.  In addition, the Independent Directors consider stockholder recommendations for director nominees that are received in a timely manner.  Nominees proposed by shareholders will be considered using the same criteria and in the same manner as all other nominees.  All such stockholder recommendations should be submitted in writing in care of Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109 no later than January 15, 2013.

Communications with the Board

Stockholders may send communications to the Board of Directors in writing, addressed to the full Board of Directors, individual directors or a specific committee of the Board of Directors, in care of Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109.  In general, all stockholder communications sent to our Secretary for forwarding to the Board of Directors or to specified Board members will be forwarded in accordance with the sender’s instructions.  However, our Secretary reserves the right not to forward any personally abusive, threatening or otherwise inappropriate materials.

PROPOSAL 2

___________________________________________

RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

Our Audit Committee has selected EisnerAmper LLP (“EisnerAmper”) to act in the capacity of independent accountants for the current fiscal year ending December 29, 2012.  Ratification and approval by the stockholders will be sought by the Board of Directors for the selection of EisnerAmper as independent accountants to audit our accounts and records for the fiscal year ending December 29, 2012, and to perform other appropriate services. The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required to approve it.  In the event that a majority of the shares voted at the Annual Meeting do not vote for ratification of the selection of EisnerAmper, the Audit Committee will reconsider such selection.

Representatives of EisnerAmper will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions by stockholders.

On August 16, 2010 the Audit Committee of the Company’s Board of Directors engaged EisnerAmper LLP to serve as the Company’s new independent registered public accounting firm, after it was notified on August 16, 2010 that Amper, Politziner and Mattia, LLP (“Amper”), an independent registered public accounting firm, would not be able to stand for re-appointment because it combined its practice on that date with that of Eisner LLP (“Eisner”) to form EisnerAmper LLP, an independent registered public accounting firm.  The Company previously filed Form 8-K on August 18, 2010 acknowledging this change.

During the Company’s fiscal year ended January 2, 2010 and through the date we engaged EisnerAmper LLP, the Company did not consult with Eisner regarding any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The audit report of Amper on the consolidated financial statements of the Company as of and for the year ended January 2, 2010 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of the Company’s consolidated financial statements for the fiscal years ended January 2, 2010 and through August 16, 2010, there were (i) no disagreements between the Company and Amper on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Amper, would have caused Amper to make reference to the subject matter of the disagreement in their report on the Company’s financial statements for such year or for any reporting period since the Company’s last fiscal year end and (ii) no reportable events within the meaning set forth in item 304(a)(1)(v) of Regulation S-K.

Fees Billed by EisnerAmper and Amper during 2011 and 2010

Audit Fees.  Fees billed to the Company by EisnerAmper for audit services rendered by EisnerAmper for the audit of the Company’s 2011 annual financial statements, for the review of those financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by EisnerAmper in connection with statutory and regulatory filings or engagements, totaled approximately $157,500.  Fees billed to the Company by EisnerAmper for audit services rendered by EisnerAmper for the audit of the Company’s 2010 annual financial statements, for the review of those financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by EisnerAmper in connection with statutory and regulatory filings or engagements, totaled approximately $116,500.  Fees billed to the Company by Amper for audit services rendered by Amper for the audit of the Company’s 2010 annual financial statements, for the review of those financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by Amper in connection with statutory and regulatory filings or engagements, totaled approximately $35,000.

Audit-Related Fees.  Fees billed to the Company by EisnerAmper during 2011 and 2010 for audit-related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the preceding paragraph totaled $3,928 and $0, respectively.  No fees were billed to the Company by Amper during 2010 for audit-related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the preceding paragraph.

Tax Fees.  Fees billed to the Company by EisnerAmper during 2011 and 2010 for professional services rendered for tax compliance, tax advice and tax planning totaled $4,030 and $0, respectively.  No fees were billed to the Company by Amper during 2010 for professional services rendered for tax compliance, tax advice or tax planning.

All Other Fees.  Fees billed to the Company EisnerAmper during 2011 and 2010 for all other services totaled $1,500 and $0, respectively.  EisnerAmper does not audit the Company’s 401(k) plan.  Amper was not engaged by the Company during 2010 to perform any non-audit services.  Amper did not audit the Company’s 401(k) plan.

The Audit Committee has considered whether EisnerAmper LLP’s provision of services other than professional services rendered for the audit and review of our financial statements is compatible with maintaining EisnerAmper LLP’s independence, and has determined that it is so compatible.

All audit, audit-related, tax and other services were pre-approved by the Audit Committee pursuant to applicable regulations.  The Audit Committee currently pre-approves all engagements of the Company’s accountants to provide both audit and non-audit services, and has not established formal pre-approval policies or procedures.  The Audit Committee did not approve any non-audit services pursuant to Rule 2-01 (c) (7) (i) (C) of Regulation S-X during 2011.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE SELECTION BY OUR AUDIT COMMITTEE OF EISNERAMPER LLP AS OUR INDEPENDENT ACCOUNTANTS FOR FISCAL 2012.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the Company’s outside auditors all financial statements prior to their issuance.  Management advised the Committee in each case that all financial statements were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting issues with the Committee.  These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee also discussed with EisnerAmper LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures made and letter given to the Committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

In addition, the Committee reviewed major initiatives and programs aimed at strengthening the effectiveness of the Company’s internal control structure.  As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee

Robert B. Kerr (Chair)
Lawrence Needleman

S. Gary Snodgrass

CORPORATE GOVERNANCE MATTERS

Stockholder Communications with the Board.  Stockholders may send communications to the Board of Directors in writing, addressed to the full Board of Directors, individual directors or a specific committee of the Board of Directors, care of Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109. In general, all stockholder communications sent to our Secretary for forwarding to the Board of Directors, or to specified Board members, will be forwarded in accordance with the sender’s instructions.  However, our Secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.

Director Attendance at Annual Meetings.  The Company encourages all of the directors to attend the annual meeting of stockholders.  The 2011 Annual Meeting of Stockholders was attended by all of the directors.

Code of Conduct and Code of Ethics.  We have adopted a Code of Conduct applicable to all of our directors, officers and employees.  In addition, we have adopted a Code of Ethics, within the meaning of applicable Commission rules, applicable to our Chief Executive Officer, Chief Financial Officer and Controller. Both our Code of Conduct and Code of Ethics are available free of charge by sending a written request to Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109.  If we make any amendments to either of these Codes (other than technical, administrative, or other non-substantive amendments), or waive (explicitly or implicitly) any provision of the Code of Ethics to the benefit of our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in the investor relations portion of our website at www.rcmt.com, or in a report on Form 8-K that we file with the Commission.

Related Party Transaction Approval Policy.  Our Code of Conduct mandates that officers and directors bring promptly to the attention of our Compliance Officer, currently our Chief Financial Officer, any transaction or series of transactions that may result in a conflict of interest between that person and the Company.  Furthermore, our Audit Committee must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K, promulgated by the Securities and Exchange Commission, before it is consummated.  Following any disclosure to our Compliance Officer, the Compliance Officer will then typically review with the Chairman of our Audit Committee the relevant facts disclosed by the officer or director in question.  After this review, the Chairman of the Audit Committee and the Compliance Officer determine whether the matter should be brought to the Audit Committee or the full Board of Directors for approval.  In considering any such transaction, the Audit Committee or the Board of Directors, as the case may be, will consider various relevant factors, including, among others, the reasoning for the Company to engage in the transaction, whether the terms of the transaction are at arm’s length and the overall fairness of the transaction to the Company.  If a member of the Audit Committee or the Board is involved in the transaction, he or she will not participate in any of the discussions or decisions about the transaction.  The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

Risk Oversight by the Board.  The role of our Board of Directors in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and strategic risks.

In particular, our Audit Committee is tasked pursuant to its charter to “discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.”  As appropriate, the Chairman of the Audit Committee reports to the full Board of Directors on the activities of the Audit Committee in this regard, allowing the Audit Committee and the full Board to coordinate their risk oversight activities.

As one component of our risk oversight and anti-fraud program, our Audit Committee has established complaint reporting procedures described under “Compliance Policy” in the “Investors” section of our website at www.rcmt.com.  These procedures indicate how to submit complaints to our Audit Committee regarding concerns about our accounting practices, our adherence to financial policies and procedures, or our compliance with the Sarbanes-Oxley Act of 2002.  Once received, grievances are reviewed by the Chairman of the Audit Committee for consideration.

Board Leadership Structure.  Mr. Kopyt has been both our Chief Executive Officer and the Chairman of our Board since 1992.

We believe that the overlap between our Board and executive management has been advantageous to us, in that we have benefited from strong, clear, consistent and cohesive leadership, with Mr. Kopyt setting the tone and having ultimate responsibility for all of our operating and strategic functions, thus providing unified leadership and direction for our Board of Directors and our operational functions.  While our Board of Directors has never concluded that the role of Chairman must always be held by a senior executive, and reserves the right to reconsider this matter, it intends to continue the current arrangement for the foreseeable future.

While our Board does not have a lead independent director, we receive strong leadership from all the Independent Directors.  The Independent Directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit Committee and Compensation Committee.  The Board believes that its structure facilitates a strong sense of responsibility among our directors, as well as active and effective oversight by the Independent Directors of our operations and strategic initiatives, including the risks that may be attendant thereto.  All members of our Board are able to propose items for inclusion on Board meeting agendas, and our Board meetings include time for discussion of items not on the formal agenda.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals to be considered for inclusion in the proxy materials for our annual meetings.  For your proposal to be included in the proxy materials for our 2013 annual meeting:

•                  you must submit your proposal in writing to Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109;

•                  Mr. Miller must receive your proposal no later than December 28, 2012; and

•                  your proposal must comply with the rules and regulations of the SEC.

If you wish to present a proposal at our 2013 annual meeting but not have the proposal included in our proxy materials relating to that meeting, you must notify our Secretary of such proposal.  If we do not receive notice of your proposal by March 13, 2013, the proposal will be deemed “untimely” for the purposes of Rule 14a-4(c) of the Securities Exchange Act of 1934.  If the proposal is deemed “untimely,” the persons named as proxies in next year’s proxy materials will be entitled to vote in their discretion with respect to the proposal.

By Order of the Board of Directors,

Kevin D. Miller
Secretary

April 27, 2012

0 14475 PROXY RCM TECHNOLOGIES, INC. 2500 McCLELLAN AVENUE SUITE 350 PENNSAUKEN, NEW JERSEY 08109-4613 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The undersigned, a stockholder of RCM Technologies, Inc. (the "Company"), hereby appoints Leon Kopyt and Kevin D. Miller, and each of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the law offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania on Thursday, June 14, 2012, at 6:00 p.m. local time, and at any adjournment or adjournments thereof, with respect to all shares of the Company's Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, on the following matters: (Continued and to be signed on the reverse side.) Driving Directions to offices of Morgan, Lewis & Bockius LLP, site of the Annual Meeting: From the South (or Phila. Airport): Take I-95 North. Follow signs for "Central Phila./I-76" over George Platt Bridge to I-76 West. After going over the bridge, turn left at the light to get onto the Schuylkill Expressway (I-76) West. Take I-76 to exit 39 (30th Street Station). At 30th Street exit, go to Market Street (first traffic light) and turn right. Follow Market Street east to 17th Street. On Market Street just before 17th on your left is the entrance to an indoor parking garage (Parkway Corporation) which services the Morgan, Lewis building. From the West: Take I-76 (PA Tpke.) east to exit 24 (Schuylkill Expwy.). Take Schuylkill Expwy. (I-76) towards Central Philadelphia. The expressway splits when it reaches downtown Philadelphia. Stay in the center lane, and then take the left fork following the signs to "Route 676 East - Central Philadelphia." Exit on the right at Broad Street, in less than half of a mile. At the top of the ramp, turn right onto 15th Street follow to the third light and turn right onto John F. Kennedy Boulevard and proceed to 17th Street. Just beyond 17th Street on your left is the entrance to an indoor parking garage (Parkway Corporation) which services the Morgan, Lewis building. From the North (Pennsylvania): Take I-95 South to 676/Vine Street exit. Stay in the left lane. Follow I-676 West (Central Philadelphia) and stay in right lane (about 1 mile). Take the Broad Street exit. Follow ramp around onto 15th Street. Proceed on 15th Street until fifth traffic light. Make a right turn onto John F. Kennedy Boulevard. Proceed to just past 17th Street, and on your left will be an entrance to an indoor parking garage (Parkway Corporation) which services the Morgan, Lewis building. From the North (New Jersey): Take the New Jersey Turnpike to exit 4. From there, follow Route 73 North to Route 38 West (changes to Rt. 30), which leads to the Benjamin Franklin Bridge into Philadelphia. You will be on Vine Street where you should continue, staying to the right and following the "Rte. 611/Local Traffic" sign. Turn left on 15th Street, until the fifth traffic light. Make a right turn onto John F. Kennedy Boulevard. Proceed to just beyond 17th Street and on your left will be an entrance to an indoor parking garage (Parkway Corporation) which services the Morgan, Lewis building. From the East: Take I-76 over Walt Whitman Bridge. Go west on I-76 (Schuylkill Expy.) To exit 39 (30th Street Station). Go one block to Market Street. Turn right onto Market Street and continue to 17th Street. On Market Street just before 17th on your left is the entrance to an indoor parking garage (Parkway Corporation) which services the Morgan, Lewis building.

ANNUAL MEETING OF STOCKHOLDERS OF RCM TECHNOLOGIES, INC. June 14, 2012 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 14, 2012 This proxy statement and our 2011 annual report to stockholders are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=08117. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election of one Class A director, to serve until his term expires and until his successor is elected and qualified or until his earlier resignation or removal. Richard D. Machon 2. Ratification of the appointment by the Board of Directors of EisnerAmper LLP as independent accountants for the Company for the fiscal year ending December 29, 2012. In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment(s) thereof. This proxy, when properly executed, will be voted as directed by the undersigned stockholder. If the stockholder gives no direction, the proxy will be voted "FOR" the nominee for director, "FOR" Proposal 2 and in the proxies' discretion on any other matters to come before the Annual Meeting. The undersigned hereby acknowledges receipt of the notice of Annual Meeting, the proxy statement furnished in connection therewith and the annual report to stockholders and hereby ratifies all that the said attorneys and proxies may do by virtue hereof. FOR AGAINST ABSTAIN FOR THE NOMINEE WITHHOLD AUTHORITY FOR THE NOMINEE NOMINEE: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 10030000000000000000 3 061412

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election of one Class A director, to serve until his term expires and until his successor is elected and qualified or until his earlier resignation or removal. Richard D. Machon 2. Ratification of the appointment by the Board of Directors of EisnerAmper LLP as independent accountants for the Company for the fiscal year ending December 29, 2012. In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment(s) thereof. This proxy, when properly executed, will be voted as directed by the undersigned stockholder. If the stockholder gives no direction, the proxy will be voted "FOR" the nominee for director, "FOR" Proposal 2 and in the proxies' discretion on any other matters to come before the Annual Meeting. The undersigned hereby acknowledges receipt of the notice of Annual Meeting, the proxy statement furnished in connection therewith and the annual report to stockholders and hereby ratifies all that the said attorneys and proxies may do by virtue hereof. FOR AGAINST ABSTAIN FOR THE NOMINEE WITHHOLD AUTHORITY FOR THE NOMINEE NOMINEE: ANNUAL MEETING OF STOCKHOLDERS OF RCM TECHNOLOGIES, INC. June 14, 2012 TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote by phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 10030000000000000000 3 061412 COMPANY NUMBER ACCOUNT NUMBER Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 14, 2012 This proxy statement and our 2011 annual report to stockholders are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=08117.